UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

ADTALEM GLOBAL EDUCATION INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13988	36-3150143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe
Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

(866) (374-2678)
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value	ATGE	New York Stock Exchange
Common Stock $0.01 Par Value	ATGE	Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 14, 2022, Adtalem Global Education Inc. (“ATGE” or “the Company”), entered into a fixed dollar accelerated share repurchase (“ASR”) transaction with Morgan Stanley & Co. LLC (“Morgan Stanley”) to repurchase $150 million of the Company’s common stock.  The Company is funding the ASR with existing cash resources.     In addition to the $150 million ASR program, the Adtalem Board of Directors also authorized open market share repurchases of up to $300 million of the Company’s common stock (the “Common Stock”) over the next 36 months, both of which were previously announced on March 1, 2022.

The Company and Morgan Stanley have entered into an accelerated stock repurchase agreement (the “Agreement”), the material terms of which are described below:

The Company has made a payment of $150 million to Morgan Stanley and received an aggregate initial number of approximately 4.7 million shares of Common Stock from Morgan Stanley.   The specific number of shares that the Company ultimately will repurchase under the Agreement will be based generally on the average of the daily volume-weighted average price per share of the Common Stock during a repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the Agreement. At settlement, Morgan Stanley may be required to deliver additional shares of Common Stock to the Company, or the Company may be required either to make cash payments or deliver shares of Common Stock to Morgan Stanley, at the Company’s election. The Agreement contains customary provisions for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances under which the Agreement may be accelerated, extended or terminated, and various representations and warranties made by the parties to one another. The transaction is expected to be completed no later than during the second quarter of fiscal year 2023.

From time to time the Company engages Morgan Stanley as an advisor for investment banking and other corporate activities.  However, Morgan Stanley has acted in the sole capacity of principal counterparty to the Company in connection with the negotiation and execution of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On March 14, 2022, ATGE issued a press release that it had commenced an offer to purchase for cash  up to $373,333,000 of its 5.500% Senior Notes due 2028, with a portion of the net cash proceeds received from its previously announced divestiture of the financial services segment.   A copy of the press release announcing the offer to purchase is furnished as Exhibit 99.1 hereto.  The press release is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

On  March 15, 2022, ATGE issued a press release regarding the ASR.   A copy of the press release announcing the ASR is furnished as Exhibit 99.2 hereto.  The press release is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

10.1	Confirmation for Fixed Dollar Accelerated Share Repurchase Transaction, dated as of March 14, 2022, by and between Adtalem Global Education Inc. and Morgan Stanley & Co. LLC.
99.1	Press Release of Adtalem Global Education Inc., dated March 14, 2022.
99.2	Press Release of Adtalem Global Education Inc., dated March 15, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Robert J. Phelan
Robert J. Phelan
Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: March 15, 2022